UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2015

POLARIS INDUSTRIES INC.
(Exact name of Registrant as specified in its charter)

Minnesota	1-11411	41-1790959
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Highway 55
Medina, Minnesota 55340
(Address of principal executive offices)
(Zip Code)

(763) 542-0500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 6, 2015, Polaris Industries Inc., a Minnesota corporation (the “Company”), entered into an Amendment Agreement among the Company, Polaris Sales Europe Sárl, the Lenders identified therein, and U.S. Bank National Association, as LC Issuer, Swing Line Lender and Administrative Agent for the Lenders (the “Amendment Agreement”) to that certain Credit Agreement, dated as of August 18, 2011, as amended by that certain First Amendment to the Credit Agreement, dated December 20, 2011, and further amended by that certain Second Amendment to the Credit Agreement, dated January 31, 2013 (as amended, the “Existing Credit Agreement”). The Amendment Agreement includes an amendment and restatement of the Existing Credit Agreement to provide for an increase of the credit facility, an extension of the maturity of the credit facility to 2020, and certain other changes including to the restrictive covenants (as amended and restated, the “Amended and Restated Credit Agreement”). Under the Amended and Restated Credit Agreement, the Company may request an increase in the size of the $500 million five-year senior revolving credit facility for up to an additional $250 million (for an aggregate commitment of up to $750 million), with the grant of such request at the lenders’ discretion.

The Company may borrow, prepay and reborrow loans and obtain letters of credit under the Amended and Restated Credit Agreement subject to customary representations and warranties, covenants and events of default, including but not limited to covenants restricting the ability of the Company and its subsidiaries to (i) merge or consolidate with another entity, (ii) sell, transfer, lease or convey their assets, (ii) make any material change in the nature of their core business, (iv) make certain investments, or (v) incur secured indebtedness. The Amended and Restated Credit Agreement also requires the Company to maintain a leverage ratio of not more than 3.50 to 1.00 (or such lower ratio as may be specified in the Company’s Master Note Purchase Agreement) and an interest coverage ratio of not less than 3.00 to 1.00 (or such higher ratio as may be specified in the Company’s Master Note Purchase Agreement), in each case on a rolling four quarter basis.

The aggregate amount at any time outstanding under the Amended and Restated Credit Agreement may not exceed the total commitments of $500 million (or of up to $750 million if the size of the facility is so increased), including up to $50 million in letters of credit and $50 million of swing-line advances. Proceeds may be used for working capital, capital expenditures, share repurchases, refinancing of existing indebtedness and other lawful general corporate purposes.

Under the Amended and Restated Credit Agreement, the Company pays a facility fee that varies between 0.08% and 0.25% depending upon its leverage ratio. Revolving advances denominated in U.S. Dollars carry, at the Company’s option, either the “base rate” of interest, or the “eurocurrency rate” of interest. Borrowings denominated in a currency other than U.S. Dollars carry the eurocurrency rate. The base rate of interest is the highest of the applicable margin plus (i) U.S. Bank National Association’s prime rate, (ii) the Federal funds rate plus 0.50%, and (iii) one-month LIBOR divided by the reserve requirement plus 1.50%. The Eurocurrency rate of interest is one-month LIBOR divided by the reserve requirement plus the applicable margin.  The applicable margin ranges from 0.00% to 0.05% for base rate advances and from 0.795% to 1.50% for eurocurrency advances, in each case depending upon the Company’s leverage ratio. For LIBOR-based interest rates, the Company may select an interest period of seven days or one, two, three or six months (or with the consent of each lender, nine or 12 months).

The full terms and conditions of the credit facility are set forth in the Amendment Agreement and the Amended and Restated Credit Agreement. A copy of the Amendment Agreement, which includes the Amended and Restated Credit Agreement as Exhibit A thereto, is filed as Exhibit 10.1 hereto and is incorporated by reference herein. The Amended and Restated Credit Agreement replaces the Existing Credit Agreement.

Some of the lenders named under the Amended and Restated Credit Agreement and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, investment banking, foreign currency and commodity hedging, and investor research coverage by their financial analysts.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01 Entry into a Material Definitive Agreement” with respect to the Amendment Agreement and Amended and Restated Credit Agreement is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibit

10.1
Amendment Agreement, dated March 6, 2015, by and among Polaris Industries Inc., Polaris Sales Europe Sárl, the lenders identified therein, and U.S. Bank National Association, as LC Issuer, Swing Line Lender and Administrative Agent, which includes an Amended and Restated Credit Agreement as Exhibit A thereto.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  March 11, 2015

POLARIS INDUSTRIES INC.

/s/ Michael W. Malone
Michael W. Malone
Vice President – Finance and
Chief Financial Officer